Exhibit 4.5

(Laurus Company Logo)

December 21, 2004

Powercold Corporation

566 South Bethlehem Pike

Fort Washington, PA 19034

Attn: Joe Cahill

Dear Joe Cahill:

We refer to the Registration Rights Agreement, Dated as of July 29, 2004 (as amended, modified or supplemented from time to time, the "Registration Rights Agreement"), made by and between Powercold Corporation (the "Company") and Laurus Master Fund, Ltd. (the "Purchaser").  All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Registration Rights Agreement.

The Company and the Purchaser agree that the Company fai9led to file the Registration Statement on or prior to the Filing Date and, in accordance with Section 2 of the Registration Rights Agreement, incurred the fee set forth in Section 23 of the Registration Rights Agreement (the "filing Fee") for the period from the Filing Date (9/12/04) to and including the date that the Company filed the Registration Statement (8/16/4)(such period, the "Filing Fee Period").  The Purchaser hereby waives the requirement set forth in the Registration Rights Agreement that the Company pay the Filing Fee incurred during the Filing Fee Period.

There are no other amendments, modifications or waivers to the Registration Rights Agreement and all of the other terms and provisions of the Registration Rights Agreement remain in full force and effect.  The Purchaser hereby expressly reserves and preserves all of the rights and remedies of the Purchaser under the Registration Rights Agreement, any other documents related to the forgoing and/or applicable law.

This letter agreement may not be amended or waived except by an instrument in writing signed by the Borrower and the Holder.  This letter agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  This letter agreement sets forth the entire agreement between the parties hereto as to the matters et forth herein and supersede all prior communications, written or oral, with respect to the matters herein.